EXHIBIT 99

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports Second Quarter 2005 Results

Gross margin and net income are sequentially up

PHOENIX, Ariz. – Jul. 25, 2005 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the second quarter of 2005 were $302.8 million, approximately flat with the first quarter of 2005. During the second quarter of 2005, the company reported net income of $18.5 million, or $0.05 per share, which included restructuring, asset impairments and other charges of $2.8 million. During the first quarter of 2005, the company reported net income of $14.8 million, or $0.04 per share, which included restructuring, asset impairments and other charges of $1.1 million.

On a mix-adjusted basis, average selling prices in the second quarter of 2005 were down approximately 3 percent from the first quarter of 2005. The company’s gross margin in the second quarter was 32.5 percent, an increase of approximately 70 basis points as compared to the first quarter of 2005.

EBITDA for the second quarter of 2005 was $59.5 million and included $2.8 million in restructuring, asset impairments and other charges. EBITDA for the first quarter of 2005 was $55.4 million and included $1.1 million in restructuring, asset impairments and other charges. A reconciliation of this non-GAAP financial measure to the company’s net income (net loss) and net cash provided by operating activities prepared in accordance with U.S. GAAP is set out in the attached schedule.

The $2.8 million in restructuring, asset impairments and other charges for the second quarter of 2005 included, as previously announced, approximately $3.1 million of cash charges. These charges were primarily for severance related to the planned transfer of wafer-fab operations from Seremban, Malaysia to Phoenix, Ariz. and a separate company wide reduction in force as well as a net reversal of approximately $0.3 million related to prior restructuring activities.

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ON Semiconductor Reports Second Quarter 2005 Results

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“In the second quarter of 2005, we continued our focus on operational improvements, increasing gross margin while reducing total operating expenses and inventories throughout our supply chain” said Keith Jackson, ON Semiconductor president and CEO. “Our beginning backlog entering the third quarter increased sequentially for the first time since the second quarter of 2004. We believe we have come through the trough in the semiconductor cycle and are excited about the second half of the year.”

THIRD QUARTER 2005 OUTLOOK

“Based upon booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be up approximately 2 to 5 percent sequentially in the third quarter of 2005,” Jackson said. “Backlog levels at the beginning of the third quarter were up from backlog levels at the beginning of the second quarter of 2005, and represented over 80 percent of our anticipated third quarter revenues. We expect that average selling prices will be down approximately 2 percent for the third quarter of 2005. We also expect cost reductions to offset the decline in average selling prices and that gross margins will be flat to slightly up in the third quarter of 2005.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 4:30 p.m. Eastern time (EST) today to discuss the second quarter results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for approximately 30 days following the conference call.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

ON Semiconductor Reports Second Quarter 2005 Results

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the third quarter of 2005 and its bookings trends, backlog levels, estimated turns levels, revenues, gross margins and average selling prices, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2004 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Second Quarter 2005 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

				Six Months Ended
	July 1, 2005	April 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004

Revenues	$302.8	$302.4	$333.5	$605.2	$641.7
Cost of revenues	204.3	206.2	221.1	410.5	433.4

Gross profit	98.5	96.2	112.4	194.7	208.3

Operating expenses:
Research and development	23.0	23.1	25.0	46.1	48.5
Selling and marketing	18.9	19.3	19.9	38.2	38.3
General and administrative	17.5	20.4	18.5	37.9	35.7
Restructuring, asset impairments and other, net	2.8	1.1	0.9	3.9	14.0

Total operating expenses	62.2	63.9	64.3	126.1	136.5

Operating income	36.3	32.3	48.1	68.6	71.8

Other income (expenses), net:
Interest expense	(15.4)	(14.6)	(23.8)	(30.0)	(58.1)
Interest income	1.2	0.9	0.6	2.1	1.0
Other	(0.6)	(1.0)	1.0	(1.6)	(0.7)
Loss on debt prepayment	—	—	(27.4)	—	(60.4)

Other income (expenses), net	(14.8)	(14.7)	(49.6)	(29.5)	(118.2)

Income (loss) before income taxes and minority interests	21.5	17.6	(1.5)	39.1	(46.4)
Income tax provision	(2.0)	(1.8)	(1.6)	(3.8)	(3.2)
Minority interests	(1.0)	(1.0)	(0.4)	(2.0)	(1.5)

Net income (loss)	18.5	14.8	(3.5)	33.3	(51.1)
Less: Accretion to redemption value of convertible redeemable preferred stock	0.1	0.1	0.1	0.2	(1.7)
Less: Redeemable preferred stock dividends	(2.6)	(2.6)	(2.4)	(5.2)	(4.8)
Less: Allocation of undistributed earnings to preferred stockholders	(2.5)	(1.9)	—	(4.4)	—

Net income (loss) applicable to common stock (1)	$13.5	$10.4	$(5.8)	$23.9	$(57.6)

Income (loss) per common share:
Basic: (1)
Net income (loss) applicable to common stock	$0.05	$0.04	$(0.02)	$0.09	$(0.24)

Diluted: (1)(2)
Net income (loss) applicable to common stock	$0.05	$0.04	$(0.02)	$0.09	$(0.24)

Weighted average common shares outstanding:
Basic	255.3	255.0	253.3	255.2	239.6

Diluted: (2)	287.8	287.8	253.3	287.8	239.6

(1)	Effective in the second quarter of 2004 and pursuant to EITF 03-6, under the two-class method of calculating basic earnings per share in periods in which we generate income, we will allocate net income available to common stockholders on a pro-rata basis between our common and preferred stockholders. Given our capital structure, this new standard has the effect lowering our basic earnings per share when compared with our previous method of calculating basic earnings per share.
(2)	Pursuant to the adoption of EITF 04-8, the diluted weighted average common shares outstanding for the quarter and six months ended July 1, 2005 includes 26.5 million shares from the assumed conversion of our zero coupon convertible notes.

ON Semiconductor Reports Second Quarter 2005 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	July 1, 2005	April 1, 2005	December 31, 2004
Assets
Cash, cash equivalents and short-term investments	$246.6	$204.1	$185.7
Receivables, net	139.9	151.2	131.5
Inventories, net	172.1	175.8	193.4
Other current assets	26.2	19.3	23.6
Deferred income taxes	5.3	3.1	2.8

Total current assets	590.1	553.5	537.0

Property, plant and equipment, net	442.7	455.6	472.0
Goodwill	77.3	77.3	77.3
Other assets	22.0	25.9	23.8

Total assets	$1,132.1	$1,112.3	$1,110.1

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$100.7	$90.8	$104.4
Accrued expenses	103.2	105.4	100.4
Income taxes payable	6.4	4.1	2.4
Accrued interest	0.5	0.4	1.2
Deferred income on sales to distributors	91.2	96.9	96.7
Current portion of long-term debt	18.3	19.1	20.0

Total current liabilities	320.3	316.7	325.1
Long-term debt	1,124.1	1,126.9	1,131.8
Other long-term liabilities	33.3	31.6	32.2
Deferred income taxes	0.2	0.4	2.3

Total liabilities	1,477.9	1,475.6	1,491.4

Minority interests in consolidated subsidiaries	25.4	24.9	25.4

Redeemable preferred stock	136.1	133.6	131.1

Common stock	2.5	2.5	2.5
Additional paid-in capital	1,113.1	1,114.5	1,116.0
Accumulated other comprehensive income	1.2	3.8	1.1
Accumulated deficit	(1,624.1)	(1,642.6)	(1,657.4)

Total stockholders’ deficit	(507.3)	(521.8)	(537.8)

Total liabilities, minority interests, redeemable preferred stock and stockholders’ deficit	$1,132.1	$1,112.3	$1,110.1

ON Semiconductor Reports Second Quarter 2005 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Six Months Ended
	July 1, 2005	April 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Net income (loss)	$18.5	$14.8	$(3.5)	$33.3	$(51.1)
Plus:
Depreciation and amortization	24.8	25.1	24.8	49.9	51.1
Interest expense	15.4	14.6	23.8	30.0	58.1
Interest income	(1.2)	(0.9)	(0.6)	(2.1)	(1.0)
Income tax provision	2.0	1.8	1.6	3.8	3.2

EBITDA*	59.5	55.4	46.1	114.9	60.3
Increase (decrease):
Interest expense	(15.4)	(14.6)	(23.8)	(30.0)	(58.1)
Interest income	1.2	0.9	0.6	2.1	1.0
Income tax provision	(2.0)	(1.8)	(1.6)	(3.8)	(3.2)
Loss (gain) on sale or disposal of fixed assets	0.5	(0.5)	—	—	12.1
Non-cash portion of loss on debt prepayment (1)	—	—	6.5	—	18.5
Amortization of debt issuance costs and debt discount	0.4	0.5	1.8	0.9	3.7
Provision for excess inventories	3.1	3.1	1.6	6.2	1.6
Non-cash interest on junior subordinated note payable	3.9	3.9	3.5	7.8	7.0
Deferred income taxes	(2.4)	(2.2)	(0.7)	(4.6)	(1.5)
Other	1.2	0.7	0.7	1.9	1.9
Changes in operating assets and liabilities	12.0	(9.2)	(2.8)	2.8	0.4

Net cash provided by operating activities (1)	$62.0	$36.2	$31.9	$98.2	$43.7

*	EBITDA represents net income (loss) before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.
(1)	For the quarter and six months July 2, 2004, respectively; amounts have been revised to exclude the cash portion of the loss on debt prepayments from the adjustments to reconcile net income (loss) to net cash provided by operating activities.